Federal Trust Corporation Announces Second Quarter Dividend

SANFORD, Fla., May 10 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chief Executive Officer and President of Federal Trust Corporation (Amex: FDT) announced today that the Board of Directors approved the payment of a $.04 per share quarterly cash dividend on the Company's common stock. The dividend will be paid to stockholders of record on May 24, 2007, and will be distributed on June 8, 2007.

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Chairman Suskiewich noted that, "Even though our first quarter earnings were significantly down from last year, the Board of Directors approved the $.04 cash dividend based on our expectations for the balance of the year. The new additions to our staff and the implementation of our sales efforts are gaining traction, and we are encouraged by the results thus far."

Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $705 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from nine full-service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company's Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

Federal Trust's common stock is traded on the American Stock Exchange under the symbol "FDT." At May 9, 2007, the closing price was $9.00 per share.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "estimate," "anticipate," "believe," "target," "plan," "project," or "continue" or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management's plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation's financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov. Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust's website at http://www.federaltrust.com.

For more information, contact:
Marcia Zdanys, Corporate
Secretary/Investor Relations
(407) 323-1833

SOURCE	Federal Trust Corporation
-0- 05/10/2007
/CONTACT:	Marcia Zdanys, Corporate Secretary-Investor Relations, +1-407-323-1833/
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